UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 19, 2018

Catabasis Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37467	26-3687168
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square Bldg. 1400E, Suite B14202 Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 349-1971

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company       ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☒

Item 1.01.                              Entry into a Material Definitive Agreement.

Public Offering

On June 19, 2018, Catabasis Pharmaceuticals, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Oppenheimer & Co. Inc. (the “Underwriter”), relating to the public offering (the “Offering”) of  42,000,000 common units (“Common Units”), with each Common Unit being comprised of one share of the Company’s common stock, par value $0.001 per share, and one warrant to purchase one share of common stock (the “Common Warrants”).

The Common Warrants included in the Common Units will be immediately exercisable at a price of $1.20 per share of common stock, subject to adjustment in certain circumstances, and will expire five years from the date of issuance. The shares of common stock were offered together with the Common Warrants, but the securities contained in the Common Units will be issued separately.

The offering price to the public is $1.00 per Common Unit.

The Common Units will be issued pursuant to a registration statement on Form S-1 that was filed with the Securities and Exchange Commission (“SEC”) on June 4, 2018 and declared effective by the SEC on June 19, 2018 (File No. 333-225410) and an additional registration statement filed pursuant to Rule 462(b) (File No. 333-225734), which became effective when filed.

The closing of the Offering is subject to the satisfaction of customary closing conditions set forth in the Underwriting Agreement and is expected to occur on or about June 22, 2018. The Underwriting Agreement also contains representations, warranties, indemnification and other provisions customary for transactions of this nature. Pursuant to the Underwriting Agreement, the Company and its directors and officers agreed, subject to certain exceptions, not to offer, issue or sell any shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock for a period of ninety (90) days following June 19, 2018 without the prior written consent of the Underwriter.

The net proceeds to the Company from the Offering are expected to be approximately $39.1 million, after deducting the underwriting discount and commissions and estimated offering expenses payable by the Company, and excluding any proceeds that may be received from exercise of the Common Warrants. The Company intends to use the net proceeds from the Offering to fund the Company’s planned Phase 3 clinical trial of edasalonexent for the treatment of Duchenne muscular dystrophy, as well as for working capital and general corporate purposes.

The foregoing descriptions of the Underwriting Agreement and the Common Warrants are not complete and are qualified in their entirety by reference to the full text of the Underwriting Agreement and the Common Warrant, copies of which are filed as Exhibit 1.1, and Exhibit 4.1 respectively, and incorporated by reference herein.

Registration Rights Waivers

On June 3, 2018, prior to the execution of the Underwriting Agreement, the Company entered into waiver letters (collectively, the “Registration Rights Waivers”) with (i) SV Life Sciences Fund V, L.P., (ii) SV Life Sciences Fund V Strategic Partners, L.P., (iii) Advanced Technology Ventures VIII, L.P., (iv) Lightstone Ventures, L.P. and (v) Lightstone Ventures (A), L.P.,  pursuant to which each of  SV Life Sciences Fund V, L.P., SV Life Sciences Fund V Strategic Partners, L.P., Advanced Technology Ventures VIII, L.P., Lightstone Ventures, L.P. and Lightstone Ventures (A), L.P. agreed to waive its registration rights under that certain Second Amended and Restated Investor Rights Agreement, dated as of March 17, 2015, by and among the Company and each of the investors named therein, with respect to the Offering.

Item 8.01.                              Other Information.

On June 20, 2018, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01                                 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
1.1	Underwriting Agreement, dated June 19, 2018, by and between the Company and the Underwriter.

4.1	Form of Common Warrant.

99.1	Press Release dated June 20, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATABASIS PHARMACEUTICALS, INC.

Date: June 20, 2018	By:	/s/ Deirdre A. Cunnane

Deirdre A. Cunnane,
Chief Legal Officer